Exhibit 99.1

Press Release

Investor and Media Contact: Whitney Finch

Vice President of Investor Relations

813.421.7694

wfinch@walterinvestment.com

FOR IMMEDIATE RELEASE

November 6, 2014

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES

THIRD QUARTER 2014 HIGHLIGHTS AND FINANCIAL RESULTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced financial results for the quarter ended September 30, 2014, as well as updates on operational highlights for the Company.

The Company reported a GAAP net loss for the third quarter of 2014 of ($70.8) million, or ($1.88) per diluted share. Income before taxes was $12.7 million and tax expense was $83.5 million which reflects the impact of the Company’s elevated tax rate resulting from the non-deductibility of the Goodwill impairment charge taken by the Reverse Mortgage business in the second quarter of 2014. Adjusted Earnings(1) for the third quarter of 2014 was $36.2 million after taxes(2), or $0.96 per diluted share(2), and Adjusted EBITDA for the quarter was $152.0 million.

“Walter Investment is committed to providing the highest level of assistance and service to our consumers as we support them during some of the most trying periods of home ownership. We have continued our strong track record of assisting consumers by modifying more than 15,000 accounts and originating nearly 17,000 HARP loans during the quarter, driving positive outcomes for both consumers and investors,” said Mark J. O’Brien, Walter Investment’s Chairman and CEO.

“We are equally committed to enhancing value for our shareholders through the execution of our strategic initiatives, as we navigate the evolving operating environment for our sector,” continued O’Brien. “We have continued to support the growth of our Servicing business as we have boarded approximately $60 billion of UPB through acquisitions and additions from our originations segment during 2014, and during October have entered into agreements which are subject to customary closing conditions such as investor and regulatory approval to acquire servicing rights associated with loans totaling approximately $9 billion in UPB and are in the process of negotiating additional servicing agreements associated with loans totaling approximately $5 billion in UPB. Our Originations

(1)	Note Adjusted Earnings was referred to as “APTE” or “Core Earnings” in prior reported periods. The calculation of Core Earnings and Adjusted Earnings employ a consistent methodology. Unless otherwise stated, Adjusted Earnings is shown on a pre-tax basis, as it is reconciled to income (loss) before income taxes.
(2)	Note that this calculation excludes the effect of goodwill impairment, including its impact to the Company’s effective tax rate for 2014. This calculation assumes an effective tax rate of 39%.

segment continues to maximize the retention opportunity embedded in our portfolio as demonstrated by its strong HARP performance and our Reverse business has made progress toward returning to profitability. We are considering monetizing certain non-core assets in conjunction with a review of our balance sheet and capital structure and we are also reviewing our cost structure and opportunities to achieve substantial operating efficiencies.”

Third Quarter 2014 Financial and Operating Highlights

Total revenue for the third quarter of 2014 was $386.0 million, declining $103.2 million as compared to the third quarter of 2013, primarily related to a $55.3 million decline in net servicing fees and revenues primarily comprised of a $76.1 million decrease in the fair value of mortgage servicing rights offset by $22.9 million increase in servicing revenue and fees due to growth in the third-party servicing portfolio in the Company’s Servicing business, a $26.2 million decline in net gains on sales of loans reflecting lower locked volumes and a shift in mix to the lower margin correspondent channel in the current quarter in the Originations business and a $14.3 million decline in insurance revenue due to the loss of commissions earned on GSE lender placed policies beginning June 1, 2014. Total expense increased 4% from $374.9 million in the third quarter of 2013 to $389.5 million in the third quarter of 2014 primarily reflecting the impact of increased legal expenses of $37.3 million offset by a decline of approximately $22.0 million in other expenses.

Revenue declined $27.7 million quarter-over-quarter driven by the $34.2 million performance fee earned by the Investment Management business in the second quarter. Total expenses declined $77.6 million compared to the second quarter of 2014 reflecting the impact of the $82.3 million goodwill impairment charge recorded by the Reverse business during the prior quarter. During the third quarter, the Company recorded a $37.2 million charge related to legal and regulatory matters, a $24 million increase as compared to the prior quarter’s charge which was offset by a 20% decline in servicing related expenses in the current quarter.

Segments

Results for the Company’s segments are presented below.

Servicing

The Servicing segment generated revenue of $152.5 million in the third quarter of 2014, a 27% decline as compared to third quarter 2013 revenue of $208.5 million primarily comprised of a $76.1 million decrease in the fair value of mortgage servicing rights offset by increased servicing fees and revenues of $23.1 million resulting from growth in the third-party servicing portfolio. Revenues for the quarter ended September 30, 2014 included $170.6 million of gross servicing fees, $21.4 million of incentive and performance-based fees, and $22.2 million of ancillary and other fees.

Expense for the Servicing segment was $184.5 million, an increase of 32% as compared to the prior year quarter reflecting a $30.8 million increase in charges related to legal and regulatory matters, $6.1 million higher salaries and benefits expenses due to hiring to support the growth of our business and included $8.7 million of depreciation and amortization costs and $10.9 million of interest expense.

Compared to the second quarter of 2014, Servicing segment revenues increased 19% reflecting a reduction in fair value losses and expenses increased 3% impacted by higher legal and regulatory charges offset by lower levels of servicing related expenses. The segment generated Adjusted Earnings of $18.1 million and AEBITDA of $73.7 million for the quarter ended September 30, 2014, as compared to Adjusted Earnings of $21.0 million and AEBITDA of $67.4 million in the second quarter of 2014.

The Servicing segment ended the quarter with approximately 2.2 million total accounts serviced, with a UPB of approximately $229.6 billion. During the quarter, the Company experienced a net disappearance rate of 14.1%, in line with the net disappearance rate in the second quarter.

Originations

The Originations segment generated revenue of $132.8 million in the third quarter, a decline of 21% as compared to the prior year quarter driven by lower locked volumes and a shift in funded volume mix from the consumer lending channel to the lower margin correspondent lending channel. Expense for the Originations segment of $84.4 million, which includes $8.4 million of interest expense and $4.7 million of depreciation and amortization, declined 27% as compared to the prior year quarter reflecting expense reductions as the business works to align the employee base to match the scope and scale of current operations.

Revenues declined 12% as compared to the prior quarter driven by lower locked volumes and a shift in funded volume mix from the consumer lending channel to the lower margin correspondent lending channel and expenses declined 2% as compared to the prior quarter as the business continues to focus on its initiatives to align the employee base to match the scope and scale of current operations. The segment generated Adjusted Earnings of $51.6 million for the third quarter of 2014 and AEBITDA of $52.3 million, a 27% decline in both metrics as compared to the second quarter of 2014 as product mix continued to shift more heavily toward the lower margin correspondent lending channel.

Direct margins in the consumer lending channel were 353 bps in the third quarter of 2014, an increase of 9 bps as compared to the second quarter. Funded loans in the third quarter totaled $5.6 billion, with 45% of that volume in the consumer lending channel and 55% generated by the correspondent lending channel. The total pull-through adjusted locked volume for the third quarter was $5.0 billion, as compared to $5.6 billion for the second quarter.

Reverse Mortgage

The Reverse Mortgage segment generated revenue of $37.4 million for the quarter, a 10% decline as compared to the prior year quarter reflecting lower net fair value gains on reverse loans and related HMBS obligations. Third quarter revenues included a $25.3 million gain from the net impact of HECM loan and related HMBS obligation fair value adjustments, $9.2 million in servicing fees and $2.9 million of other revenue. Total expenses for the third quarter were $41.7 million, a 5% increase as compared to the prior year period primarily driven by higher levels of legal and professional fees, partially offset by a lower provision on advances.

Third quarter revenues were essentially flat as compared to the prior quarter and expenses declined 67% as compared to the second quarter principally reflecting the impact of the $82.3 million goodwill impairment charge taken in the prior period. The segment reported Adjusted Earnings of ($0.1) million and AEBITDA of $1.1 million for the third quarter as compared to Adjusted Earnings of ($3.7) million and AEBITDA of ($2.6) million in the second quarter of 2014.

Funded origination volumes in the segment declined 20% as compared to the second quarter of 2014 resulting from a shift in product focus by the business from the higher volume correspondent channel, which continues to experience pricing irrationality, to the lower volume, higher margin retail channel. Securitized volumes declined 19% as compared to the second quarter of 2014 driven by a 34% decline in correspondent originations.

Other Segments

The ARM segment generated revenue of $17.6 million and incurred expense of $7.5 million in the quarter ended September 30, 2014. These results compare with revenue of $9.9 million and expenses of $6.8 million in the prior year period reflecting higher levels of earnings from the deficiency portfolio.

ARM Adjusted Earnings was $7.4 million and AEBITDA was $7.6 million for the third quarter as compared to Adjusted Earnings of $6.0 million and AEBITDA of $6.2 million in the second quarter of 2014.

Walter Investment’s Insurance segment generated revenue of $14.3 million, offset by expenses of $7.5 million for the third quarter. These results compare with revenue of $28.9 million and expenses of $9.7 million in the prior year period reflecting lower levels of insurance revenues due to the loss of commissions on GSE lender-placed policies beginning June 1, 2014.

Insurance segment Adjusted Earnings and AEBITDA were both $8.0 million for the quarter ended September 30, 2014 as compared to Adjusted Earnings and AEBITDA of $12.5 million in the second quarter of 2014.

The Loans and Residuals segment, which includes the legacy Walter Investment owned portfolio, generated interest income of $33.4 million for the third quarter of 2014. Total expense for the segment was $25.8 million, including $19.2 million of interest expense on securitized debt. These results compare to interest income of $35.7 million and total expense of $28.4 million, including interest expense of $21.4 million, in the prior year period reflecting expected run-off of this portfolio.

The Loans and Residuals segment generated Adjusted Earnings and AEBITDA of $8.0 million for the third quarter of 2014 as compared to Adjusted Earnings of $8.9 million and AEBITDA of $10.2 million in the second quarter of 2014.

The Other segment generated revenue of $3.2 million for the third quarter of 2014 and total expenses of $43.3 million including $37.4 million related to corporate debt as compared to revenue of $1.9 million and expenses of $40.3 million in the prior year period. The increase in revenues reflects $2.5 million of asset management performance fees earned in the current period and the increase in expense reflects the higher average balance of our corporate debt.

The Other segment generated Adjusted Earnings of ($33.7) million and AEBITDA of $1.3 million for the third quarter of 2014 as compared to Adjusted Earnings of ($0.4) million and AEBITDA of $33.9 million in the second quarter of 2014.

Market Commentary and Outlook

The improving economy and low interest rate environment provide a solid base for our operations across our segments. Over time, we expect that the improving economy should lead to lower delinquency rates and related servicing costs in our portfolios. The current low rate environment is also conducive to our strategy to maximize our portfolio’s retention opportunity. The market for prime MSR continues to be both strong and competitive as small and mid-sized originators look to monetize their MSR assets to offset light origination economics and demand from larger players and financial buyers has driven a tightening of asset yields. We continue to see an increase in the flow of competitively priced legacy deals in the market as large depository institutions and other clients focus on their core customer base and core competencies, driving their interest in the sale or outsourcing of non-core assets and related activities such as servicing. The broader mortgage market remains challenging as purchase money volumes continue to be subdued and the retail sector remains competitive. Active regulatory oversight of the sector continues and it is our expectation that in the current environment participants who have scale, are appropriately capitalized, are compliant with regulatory requirements, and have significant experience and a strong track record in transferring servicing assets will be best positioned to grow their business in the future.

Based on our performance through the third quarter of 2014 and outlook for our key segments through the remainder of the year, the Company has revised its previously provided outlook for 2014. The Company now estimates Adjusted EBITDA will be approximately $650 million and Adjusted Earnings per share after tax will be approximately $5.00. These estimates consider certain business development activities and assume a reasonably consistent economic environment and the Adjusted Earnings per share after tax range does not include an estimate for future fair value adjustments.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and originator focused on finding solutions for consumers and credit owners. Based in Tampa, Fla., the Company has over 6,600 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s second quarter results and other general business matters during a conference call and live webcast to be held on Thursday, November 6, 2014, at 10 a.m. Eastern Time. To listen to the event live or in an archive, and to access presentation slides (which include supplemental information) which will be available for at least 30 days, visit the Company’s website at www.walterinvestment.com.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Non-GAAP Financial Measures” at the end of this press release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” “outlook,” “guidance,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and the Company’s (also referred to herein as “we,” “us,” or “our”) actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail in our Annual Report on Form 10-K for the year ended December 31, 2013 under the caption “Risk Factors,” our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 under the caption “Risk Factors,” and our other filings with the SEC.

In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•	increased scrutiny and potential enforcement actions by federal and state agencies, including a pending investigation by the CFPB and the FTC, the investigation by the Department of Justice and HUD, and the investigations by the state attorneys general working group and the Office of the United States Trustee;

•	uncertainties related to our ability to meet increasing performance and compliance standards, such as those of the National Mortgage Settlement, and reporting obligations and increases to the cost of doing business as a result thereof;

•	uncertainties related to inquiries from government agencies into collection, foreclosure, loss mitigation, bankruptcy, loan servicing transfers and lender-placed insurance practices;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims);

•	unexpected losses resulting from pending, threatened or unforeseen litigation, arbitration or other third-party claims against the Company;

•	changes in, and/or more stringent enforcement of, federal, state and local policies, laws and regulations affecting our business, including mortgage and reverse mortgage originations and servicing and lender-placed insurance;

•	loss of our loan servicing, loan origination, insurance agency, and collection agency licenses, or changes to our licensing requirements;

•	our ability to remain qualified as a GSE approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ respective loan and selling and servicing guides;

•	the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory compliance and regulatory examinations and inquiries, and any fines, penalties or similar payments we make in connection with resolving such matters;

•	our ability to earn anticipated levels of performance and incentive fees on serviced business;

•	the ability of our customers, under certain circumstances, to terminate our servicing and sub-servicing agreements, including agreements relating to our management and disposition of real estate owned properties for GSEs and investors;

•	a downgrade in our servicer ratings by one or more of the rating agencies that rate us as a residential loan servicer;

•	our ability to satisfy various GSE and other capital requirements applicable to our business;

•	uncertainties relating to the status and future role of GSEs, and the effects of any changes to the servicing compensation structure for mortgage servicers pursuant to programs of GSEs or various regulatory authorities;

•	changes to HAMP, HARP, the HECM program or other similar government programs;

•	uncertainty as to the volume of originations activity we will benefit from following the expiration of HARP, which is scheduled to occur on December 31, 2015;

•	uncertainties related to the processes for judicial and non-judicial foreclosure proceedings, including potential additional costs, delays or moratoria in the future or claims pertaining to past practices;

•	our ability to implement strategic initiatives, particularly as they relate to our ability to raise capital and develop new business, including acquisitions of mortgage servicing rights, the development of our originations business and the implementation of delinquency flow loan servicing programs, all of which are subject to customer demand and various third-party approvals;

•	risks related to our acquisitions, including our ability to successfully integrate large volumes of assets and servicing rights, as well as businesses and platforms, that we have acquired or may acquire in the future into our business, any delay or failure to realize the anticipated benefits we expect to realize from such acquisitions, and our ability to obtain approvals required to acquire and retain servicing rights and other assets in the future;

•	risks related to the financing incurred in connection with past or future acquisitions and operations, including our ability to achieve cash flows sufficient to carry our debt and otherwise comply with the covenants of our debt;

•	risks related to the high amount of leverage we utilize in the operation of our business;

•	our dependence upon third-party funding in order to finance certain of our businesses;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	our ability to successfully develop our loan originations platforms;

•	the occurrence of anticipated growth of the specialty servicing sector and the reverse mortgage sector;

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular;

•	continued uncertainty in the United States home sales market, including both the volume and pricing of sales, due to adverse economic conditions or otherwise;

•	fluctuations in interest rates and levels of mortgage originations and prepayments;

•	changes in regards to the rights and obligations of property owners, mortgagors and tenants;

•	changes in public, client or investor opinion on mortgage origination, loan servicing and debt collection practices;

•	risks related to cyber-attacks against us or our vendors, including any related interruptions to our operations, remediation costs and reputational damage;

•	the effect of our risk management strategies, including the management and protection of the personal and private information of our customers and mortgage holders and the protection of our information systems from third-party interference (cybersecurity);

•	changes in accounting rules and standards, which are highly complex and continuing to evolve in the forward and reverse servicing and originations sectors;

•	the satisfactory maintenance of effective internal control over financial reporting and disclosure controls and procedures;

•	our continued listing on the New York Stock Exchange; and

•	the ability or willingness of Walter Energy, our prior parent, and other counterparties to satisfy material obligations under agreements with us.

All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.

Although we believe that the assumptions underlying the forward-looking statements (including those relating to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.

Amounts or metrics that relate to future earnings projections are forward-looking and subject to significant business, economic, regulatory and competitive uncertainties, many of which are beyond the control of us and our management, and are based upon assumptions with respect to future decisions, which are subject to change. Actual results will vary and those variations may be material. Nothing in this report should be regarded as a representation by any person that any target will be achieved and we undertake no duty to update any target. Please refer to the disclosures in this report and in our Annual Report on Form 10-K for the year ended December 31, 2013, our quarterly report on Form 10-Q for the quarter ended September 30, 2014 and our other filings with the SEC for important information regarding Forward Looking Statements and the use and limitations of Non-GAAP Financial Measures. Because we do not predict special items that might occur in the future, and our outlook is developed at a level of detail different than that used to prepare GAAP financial measures, we are not providing a reconciliation to GAAP of any forward-looking financial measures presented herein.

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended September 30, 2014

(in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$151,170	$—	$9,232	$8,134	$—	$—	$—	$(5,125)	$163,411
Gain on loan sales, net	—	127,515	—	—	—	—	—	—	127,515
Interest income on loans	1	49	—	—	—	33,401	—	—	33,451
Insurance revenue	—	—	—	—	14,566	—	—	—	14,566
Net fair value gains on reverse loans and related HMBS obligations	—	—	25,268	—	—	—	—	—	25,268
Other income	1,298	5,198	2,922	9,449	(230)	2	3,150	—	21,789

Total revenues	152,469	132,762	37,422	17,583	14,336	33,403	3,150	(5,125)	386,000

EXPENSES:
Interest expense	10,861	8,368	852	—	—	19,221	37,420	—	76,722
Depreciation and amortization	8,696	4,682	2,304	1,121	1,106	—	9	—	17,918
Goodwill impairment	—	—	—	—	—	—	—	—	—
Other expenses, net	164,916	71,377	38,494	6,425	6,396	6,564	5,836	(5,125)	294,883

Total expenses	184,473	84,427	41,650	7,546	7,502	25,785	43,265	(5,125)	389,523

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(163)	—	—	—	—	(111)	17,068	—	16,794
Other	(590)	—	—	—	—	—	—	—	(590)

Total other gains (losses)	(753)	—	—	—	—	(111)	17,068	—	16,204

Income (loss) before income taxes	(32,757)	48,335	(4,228)	10,037	6,834	7,507	(23,047)	—	12,681
ADJUSTED EARNINGS BEFORE TAXES
Step-up depreciation and amortization	4,202	2,332	1,726	914	1,106	—	5	—	10,285
Step-up amortization of sub-servicing rights	7,833	—	—	—	—	—	—	—	7,833
Non-cash interest expense	165	—	—	—	—	541	2,489	—	3,195
Share-based compensation expense	1,702	814	503	62	24	—	165	—	3,270
Transaction and integration costs	1	—	—	2	—	—	533	—	536
Fair value to cash adjustment for reverse loans	—	—	(5,109)	—	—	—	—	—	(5,109)
Fair value changes due to changes in valuations inputs and other assumptions	5,349	—	—	(3,625)	—	—	—	—	1,724
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(15,143)	—	(15,143)
Legal and regulatory matters	31,645	—	5,542	—	—	—	—	—	37,187
Goodwill impairment	—	—	—	—	—	—	—	—	—
Other	1	85	1,457	—	—	—	1,262	—	2,805

Total adjustments	50,898	3,231	4,119	(2,647)	1,130	541	(10,689)	—	46,583

Adjusted Earnings before taxes	18,141	51,566	(109)	7,390	7,964	8,048	(33,736)	—	59,264
ADJUSTED EBITDA
Depreciation and amortization	4,494	2,350	578	207	—	—	4	—	7,633
Amortization and other fair value adjustments	47,228	—	651	—	—	—	—	—	47,879
Interest expense on debt	2,674	—	5	—	—	—	34,931	—	37,610
Non-cash interest income	(59)	—	(17)	—	—	(3,945)	—	—	(4,021)
Residual Trusts cash flows	—	—	—	—	—	3,366	—	—	3,366
Servicing fee economics	—	—	—	—	—	—	—	—	—
Other	1,238	(1,572)	30	9	19	506	57	—	287

Total adjustments	55,575	778	1,247	216	19	(73)	34,992	—	92,754

Adjusted EBITDA	$73,716	$52,344	$1,138	$7,606	$7,983	$7,975	$1,256	$—	$152,018

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended June 30, 2014

(in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$126,640	$—	$8,777	$10,760	$—	$—	$—	$(5,201)	$140,976
Gain on loan sales, net	—	144,611	—	—	—	—	—	—	144,611
Interest income on loans	—	—	—	—	—	34,218	—	—	34,218
Insurance revenue	—	—	—	—	19,806	—	—	—	19,806
Net fair value gains on reverse loans and related HMBS obligations	—	—	26,936	—	—	—	—	—	26,936
Other income	1,157	5,688	3,005	1,461	242	1	35,612	—	47,166

Total revenues	127,797	150,299	38,718	12,221	20,048	34,219	35,612	(5,201)	413,713

EXPENSES:
Interest expense	10,619	6,627	775	—	—	19,860	36,809	—	74,690
Depreciation and amortization	8,979	4,757	2,302	1,213	1,130	—	10	—	18,391
Goodwill impairment	—	—	82,269	—	—	—	—	—	82,269
Other expenses, net	159,583	74,569	40,003	6,182	7,975	5,985	2,725	(5,201)	291,821

Total expenses	179,181	85,953	125,349	7,395	9,105	25,845	39,544	(5,201)	467,171

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(167)	—	—	—	—	(905)	2,604	—	1,532

Total other gains (losses)	(167)	—	—	—	—	(905)	2,604	—	1,532

Income (loss) before income taxes	(51,551)	64,346	(86,631)	4,826	10,943	7,469	(1,328)	—	(51,926)
ADJUSTED EARNINGS BEFORE TAXES
Step-up depreciation and amortization	4,965	2,443	1,781	1,006	1,130	—	7	—	11,332
Step-up amortization of sub-servicing contracts	7,682	—	—	—	—	—	—	—	7,682
Non-cash interest expense	168	—	—	—	—	1,472	2,399	—	4,039
Share-based compensation expense	2,370	1,157	829	88	382	—	(18)	—	4,808
Transaction and integration costs	752	—	3,500	56	—	—	(781)	—	3,527
Fair value to cash adjustments for reverse loans	—	—	(5,883)	—	—	—	—	—	(5,883)
Fair value changes due to changes in valuations inputs and other assumptions	43,376	—	—	—	—	—	—	—	43,376
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(701)	—	(701)
Legal and regulatory matters	13,192	—	—	—	—	—	—	—	13,192
Goodwill impairment	—	—	82,269	—	—	—	—	—	82,269
Other	—	2,797	407	—	—	—	7	—	3,211

Total adjustments	72,505	6,397	82,903	1,150	1,512	1,472	913	—	166,852

Adjusted Earnings before taxes	20,954	70,743	(3,728)	5,976	12,455	8,941	(415)	—	114,926
ADJUSTED EBITDA
Depreciation and amortization	4,014	2,314	521	207	—	—	3	—	7,059
Amortization and other fair value adjustments	41,989	—	693	—	—	—	—	—	42,682
Interest expense on debt	19	—	8	—	—	—	34,410	—	34,437
Non-cash interest income	(270)	—	(32)	—	—	(3,651)	—	—	(3,953)
Residual Trust cash flows	—	—	—	—	—	3,820	—	—	3,820
Other	726	(1,292)	(14)	5	5	1,077	(82)	—	425

Total adjustments	46,478	1,022	1,176	212	5	1,246	34,331	—	84,470

Adjusted EBITDA	$67,432	$71,765	$(2,552)	$6,188	$12,460	$10,187	$33,916	$—	$199,396

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended September 30, 2013

(in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$206,602	$—	$7,023	$9,836	$—	$—	$—	$(4,730)	$218,731
Gain on loan sales, net	—	153,710	—	—	—	—	—	—	153,710
Interest income on loans	—	—	—	—	—	35,702	—	—	35,702
Insurance revenue	—	—	—	—	28,896	—	—	—	28,896
Net fair value gains on reverse loans and related HMBS obligations	—	—	30,476	—	—	—	—	—	30,476
Other income	1,848	13,669	4,214	41	4	3	1,873	—	21,652

Total revenues	208,450	167,379	41,713	9,877	28,900	35,705	1,873	(4,730)	489,167

EXPENSES:
Interest expense	8,629	10,359	1,306	—	—	21,376	33,347	—	75,017
Depreciation and amortization	9,402	2,783	2,856	1,497	1,210	—	9	—	17,757
Other expenses, net	121,269	102,474	35,326	5,289	8,483	7,065	6,906	(4,730)	282,082

Total expenses	139,300	115,616	39,488	6,786	9,693	28,441	40,262	(4,730)	374,856

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(197)	—	—	—	—	102	6,602	—	6,507

Total other gains (losses)	(197)	—	—	—	—	102	6,602	—	6,507

Income (loss) before income taxes	68,953	51,763	2,225	3,091	19,207	7,366	(31,787)	—	120,818
ADJUSTED EARNINGS BEFORE TAXES
Step-up depreciation and amortization	5,539	1,978	2,373	1,289	1,210	—	5	—	12,394
Step-up amortization of sub-servicing contracts	7,705	—	—	—	—	—	—	—	7,705
Non-cash interest expense	198	—	—	—	—	469	2,246	—	2,913
Share-based compensation expense	1,586	771	360	126	254	—	173	—	3,270
Transaction and integration costs	—	—	—	—	—	—	886	—	886
Debt issuance costs not capitalized	—	—	—	—	—	—	1,690	—	1,690
Fair value to cash adjustments for reverse loans	—	—	(2,815)	—	—	—	—	—	(2,815)
Fair value changes due to changes in valuations inputs and other assumptions	(47,812)	—	—	—	—	—	—	—	(47,812)
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(4,316)	—	(4,316)
Other	—	—	964	—	—	—	74	—	1,038

Total adjustments	(32,784)	2,749	882	1,415	1,464	469	758	—	(25,047)

Adjusted Earnings before taxes	36,169	54,512	3,107	4,506	20,671	7,835	(31,029)	—	95,771
ADJUSTED EBITDA
Depreciation and amortization	3,863	805	483	208	—	—	4	—	5,363
Amortization and other fair value adjustments	24,640	—	949	—	—	—	—	—	25,589
Interest expense on debt	—	—	1	—	—	—	31,101	—	31,102
Non-cash interest income	(356)	—	(79)	—	—	(3,902)	—	—	(4,337)
Residual Trust cash flows	—	—	—	—	—	1,896	—	—	1,896
Other	1,046	3,243	10	8	21	566	497	—	5,391

Total adjustments	29,193	4,048	1,364	216	21	(1,440)	31,602	—	65,004

Adjusted EBITDA	$65,362	$58,560	$4,471	$4,722	$20,692	$6,395	$573	$—	$160,775

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Nine Months Ended September 30, 2014

(in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$438,636	$—	$25,619	$27,940	$—	$—	$—	$(15,016)	$477,179
Gain on loan sales, net	—	376,160	—	—	—	—	—	—	376,160
Interest income on loans	1	49	—	—	—	102,041	—	—	102,091
Insurance revenue	—	—	—	—	57,760	—	—	—	57,760
Net fair value gains on reverse loans and related HMBS obligations	—	—	69,440	—	—	—	—	—	69,440
Other income	11,009	16,066	8,949	10,910	16	5	40,076	—	87,031

Total revenues	449,646	392,275	104,008	38,850	57,776	102,046	40,076	(15,016)	1,169,661

EXPENSES:
Interest expense	31,893	21,828	2,486	—	—	59,384	110,670	—	226,261
Depreciation and amortization	26,380	14,434	7,055	3,636	3,419	—	29	—	54,953
Goodwill impairment	—	—	82,269	—	—	—	—	—	82,269
Other expenses, net	440,816	223,122	112,857	17,852	21,913	16,173	13,974	(15,016)	831,691

Total expenses	499,089	259,384	204,667	21,488	25,332	75,557	124,673	(15,016)	1,195,174

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(504)	—	—	—	—	(1,258)	17,585	—	15,823
Other	(590)	—	—	—	—	—	—	—	(590)

Total other gains (losses)	(1,094)	—	—	—	—	(1,258)	17,585	—	15,233

Income (loss) before income taxes	(50,537)	132,891	(100,659)	17,362	32,444	25,231	(67,012)	—	(10,280)
ADJUSTED EARNINGS BEFORE TAXES
Step-up depreciation and amortization	14,035	7,628	5,400	3,014	3,419	—	19	—	33,515
Step-up amortization of sub-servicing rights	23,980	—	—	—	—	—	—	—	23,980
Non-cash interest expense	511	—	—	—	—	2,832	7,201	—	10,544
Share-based compensation expense	5,613	2,800	1,822	213	710	—	413	—	11,571
Transaction and integration costs	864	—	3,500	94	—	—	1,135	—	5,593
Fair value to cash adjustment for reverse loans	—	—	(6,331)	—	—	—	—	—	(6,331)
Fair value changes due to changes in valuations inputs and other assumptions	74,343	—	—	(3,625)	—	—	—	—	70,718
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(11,709)	—	(11,709)
Legal and regulatory matters	44,837	—	5,542	—	—	—	—	—	50,379
Goodwill impairment	—	—	82,269	—	—	—	—	—	82,269
Other	6	5,860	1,812	—	—	—	1,317	—	8,995

Total adjustments	164,189	16,288	94,014	(304)	4,129	2,832	(1,624)	—	279,524

Adjusted Earnings before taxes	113,652	149,179	(6,645)	17,058	36,573	28,063	(68,636)	—	269,244
ADJUSTED EBITDA
Depreciation and amortization	12,345	6,806	1,655	622	—	—	10	—	21,438
Amortization and other fair value adjustments	113,135	—	2,094	—	—	—	—	—	115,229
Interest expense on debt	2,725	—	23	—	—	—	103,469	—	106,217
Non-cash interest income	(625)	—	(114)	—	—	(11,222)	—	—	(11,961)
Residual Trusts cash flows	—	—	—	—	—	8,756	—	—	8,756
Servicing fee economics	9,750	—	—	—	—	—	—	—	9,750
Other	2,791	(1,771)	84	21	45	(587)	(41)	—	542

Total adjustments	140,121	5,035	3,742	643	45	(3,053)	103,438	—	249,971

Adjusted EBITDA	$253,773	$154,214	$(2,903)	$17,701	$36,618	$25,010	$34,802	$—	$519,215

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Nine Months Ended September 30, 2013

(in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$576,161	$—	$20,395	$31,028	$—	$—	$—	$(14,538)	$613,046
Gain on loan sales, net	—	463,471	4,633	—	—	—	—	—	468,104
Interest income on loans	—	—	—	—	—	109,396	—	—	109,396
Insurance revenue	—	—	—	—	64,480	—	—	—	64,480
Net fair value gains on reverse loans and related HMBS obligations	—	—	93,995	—	—	—	—	—	93,995
Other income	2,767	31,193	9,525	174	17	7	6,995	(39)	50,639

Total revenues	578,928	494,664	128,548	31,202	64,497	109,403	6,995	(14,577)	1,399,660

EXPENSES:
Interest expense	16,205	19,665	7,001	—	—	65,472	89,106	—	197,449
Depreciation and amortization	27,704	7,149	8,270	4,867	3,692	—	22	—	51,704
Other expenses, net	330,231	235,949	108,780	17,041	24,925	17,708	31,439	(14,577)	751,496

Total expenses	374,140	262,763	124,051	21,908	28,617	83,180	120,567	(14,577)	1,000,649

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(621)	—	—	—	—	506	7,017	—	6,902

Total other gains (losses)	(621)	—	—	—	—	506	7,017	—	6,902

Income (loss) before income taxes	204,167	231,901	4,497	9,294	35,880	26,729	(106,555)	—	405,913
ADJUSTED EARNINGS BEFORE TAXES
Step-up depreciation and amortization	17,757	5,188	7,177	4,245	3,692	—	16	—	38,075
Step-up amortization of sub-servicing contracts	23,940	—	—	—	—	—	—	—	23,940
Non-cash interest expense	628	—	—	—	—	1,106	6,496	—	8,230
Share-based compensation expense	4,978	1,924	1,083	415	904	—	508	—	9,812
Transaction and integration costs	—	—	—	—	—	—	16,171	—	16,171
Debt issuance costs not capitalized	—	—	—	—	—	—	6,733	—	6,733
Fair value to cash adjustments for reverse loans	—	—	17,607	—	—	—	—	—	17,607
Fair value changes due to changes in valuations inputs and other assumptions	(137,143)	—	—	—	—	—	—	—	(137,143)
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(4,762)	—	(4,762)
Other	—	—	6,964	—	—	—	22	—	6,986

Total adjustments	(89,840)	7,112	32,831	4,660	4,596	1,106	25,184	—	(14,351)

Adjusted Earnings before taxes	114,327	239,013	37,328	13,954	40,476	27,835	(81,371)	—	391,562
ADJUSTED EBITDA
Depreciation and amortization	9,947	1,961	1,093	622	—	—	6	—	13,629
Amortization and other fair value adjustments	74,474	—	2,742	—	—	—	—	—	77,216
Interest expense on debt	—	—	27	—	—	—	82,610	—	82,637
Non-cash interest income	(1,176)	—	(365)	—	—	(11,936)	—	—	(13,477)
Residual Trust cash flows	—	—	—	—	—	3,373	—	—	3,373
Other	2,176	5,550	(4)	26	65	(52)	212	—	7,973

Total adjustments	85,421	7,511	3,493	648	65	(8,615)	82,828	—	171,351

Adjusted EBITDA	$199,748	$246,524	$40,821	$14,602	$40,541	$19,220	$1,457	$—	$562,913

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUES
Net servicing revenue and fees	$163,411	$218,731	$477,179	$613,046
Net gains on sales of loans	127,515	153,710	376,160	468,104
Interest income on loans	33,451	35,702	102,091	109,396
Net fair value gains on reverse loans and related HMBS obligations	25,268	30,476	69,440	93,995
Insurance revenue	14,566	28,896	57,760	64,480
Other revenues	21,789	21,652	87,031	50,639

Total revenues	386,000	489,167	1,169,661	1,399,660

EXPENSES
Salaries and benefits	147,278	150,253	428,677	402,268
General and administrative	143,445	128,443	394,651	341,595
Interest expense	76,722	75,017	226,261	197,449
Depreciation and amortization	17,918	17,757	54,953	51,704
Goodwill impairment	—	—	82,269	—
Other expenses, net	4,160	3,386	8,363	7,633

Total expenses	389,523	374,856	1,195,174	1,000,649

OTHER GAINS (LOSSES)
Other net fair value gains	16,794	6,507	15,823	6,902
Other	(590)	—	(590)	—

Total other gains	16,204	6,507	15,233	6,902

Income (loss) before income taxes	12,681	120,818	(10,280)	405,913
Income tax expense	83,484	48,129	56,075	162,243

Net income (loss)	$(70,803)	$72,689	$(66,355)	$243,670

Comprehensive income (loss)	$(71,023)	$72,658	$(66,566)	$243,616

Net income (loss)	$(70,803)	$72,689	$(66,355)	$243,670

Basic earnings (loss) per common and common equivalent share	$(1.88)	$1.93	$(1.76)	$6.49
Diluted earnings (loss) per common and common equivalent share	(1.88)	1.90	(1.76)	6.37

Weighted-average common and common equivalent shares outstanding — basic	37,707	36,973	37,604	36,926
Weighted-average common and common equivalent shares outstanding — diluted	37,707	37,675	37,604	37,634

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$325,912	$491,885
Restricted cash and cash equivalents	746,826	804,803
Residential loans at amortized cost, net (includes $11,675 and $14,320 in allowance for loan losses at September 30, 2014 and December 31, 2013, respectively)	1,335,147	1,394,871
Residential loans at fair value	11,423,751	10,341,375
Receivables, net (includes $29,933 and $43,545 at fair value at September 30, 2014 and December 31, 2013, respectively)	238,977	319,195
Servicer and protective advances, net (includes $85,135 and $52,238 in allowance for uncollectible advances at September 30, 2014 and December 31, 2013, respectively)	1,665,307	1,381,434
Servicing rights, net (includes $1,491,812 and $1,131,124 at fair value at September 30, 2014 and December 31, 2013, respectively)	1,634,061	1,304,900
Goodwill	575,468	657,737
Intangible assets, net	107,885	122,406
Premises and equipment, net	134,505	155,847
Other assets (includes $54,205 and $62,365 at fair value at September 30, 2014 and December 31, 2013, respectively)	254,123	413,076

Total assets	$18,441,962	$17,387,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities (includes $22,225 and $26,571 at fair value at September 30, 2014 and December 31, 2013, respectively)	$617,071	$494,139
Servicer payables	671,711	735,225
Servicing advance liabilities	1,048,732	971,286
Warehouse borrowings	1,133,422	1,085,563
Excess servicing spread liability at fair value	73,046	—
Corporate debt	2,268,565	2,272,085
Mortgage-backed debt (includes $671,620 and $684,778 at fair value at September 30, 2014 and December 31, 2013, respectively)	1,797,302	1,887,862
HMBS related obligations at fair value	9,618,398	8,652,746
Deferred tax liability, net	96,175	121,607

Total liabilities	17,324,422	16,220,513

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at September 30, 2014 and December 31, 2013	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 37,710,133 and 37,377,274 shares at September 30, 2014 and December 31, 2013, respectively	377	374
Additional paid-in capital	597,659	580,572
Retained earnings	519,217	585,572
Accumulated other comprehensive income	287	498

Total stockholders’ equity	1,117,540	1,167,016

Total liabilities and stockholders’ equity	$18,441,962	$17,387,529

Reconciliation of GAAP Income (Loss) Before Income Taxes to

Non-GAAP AEBITDA

(in millions, except per share amounts)

	For the Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Income (loss) before income taxes	$12.7	$(51.9)	$120.8
Add:
Depreciation and amortization	17.9	18.4	17.8
Interest expense	40.8	38.5	34.0

EBITDA	71.4	5.0	172.6
Add/(Subtract):

Amortization and fair value adjustments	57.4	93.7	(14.5)
Non-cash share-based compensation expense	3.3	4.8	3.3
Transaction and integration costs	0.5	3.5	0.9
Debt issuance costs not capitalized	—	—	1.7
Fair value to cash adjustments for reverse loans	(5.1)	(5.9)	(2.8)
Net impact of Non-Residual Trusts	(15.1)	(0.7)	(4.3)
Non-cash interest income	(4.0)	(3.9)	(4.3)
Residual Trust cash flows	3.3	3.8	1.9
Legal and regulatory matters	37.2	13.2	—
Goodwill impairment	—	82.3	—
Other	3.1	3.6	6.3

Sub-total	80.6	194.4	(11.8)

Adjusted EBITDA	$152.0	$199.4	$160.8

Reconciliation of GAAP Income (Loss) Before Income Taxes to

Non-GAAP Adjusted Earnings

(in millions, except per share amounts)

	For the Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Income (loss) before income taxes	$12.7	$(51.9)	$120.8
Add back:
Step-up depreciation and amortization	10.3	11.3	12.4
Step-up amortization of sub-servicing rights (MSRs)	7.8	7.7	7.7
Non-cash interest expense	3.2	4.0	2.9
Non-cash share-based compensation expense	3.3	4.8	3.3
Transaction and integration costs	0.5	3.5	0.9
Debt issuance costs not capitalized	—	—	1.7
Fair value to cash adjustments for reverse loans	(5.1)	(5.9)	(2.8)
Fair value changes due to changes in valuation inputs and other assumptions	1.7	43.4	(47.8)
Net impact of Non-Residual Trusts	(15.1)	(0.7)	(4.3)
Legal and regulatory matters	37.2	13.2	—
Goodwill impairment	—	82.3	—
Other	2.8	3.2	1.0

Adjusted Earnings before taxes	$59.3	$114.9	$95.8
Adjusted Earnings after tax (39%)	36.2	70.1	58.4
Adjusted Earnings after taxes per diluted common and common equivalent share.	$0.96	$1.86	$1.55

Non-GAAP Financial Measures

We manage our Company in six reportable segments: Servicing, Originations, Reverse Mortgage, ARM, Insurance and Loans and Residuals. We measure the performance of our business segments through the following measures: income (loss) before income taxes, Adjusted Earnings, and Adjusted EBITDA. Management considers Adjusted Earnings and Adjusted EBITDA, both non-GAAP financial measures, to be important in the evaluation of our business segments and of the Company as a whole, as well as for allocating capital resources to our segments. Adjusted Earnings and Adjusted EBITDA are utilized to assess the underlying operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted Earnings and Adjusted EBITDA are not presentations made in accordance with GAAP and our use of these measures and terms may vary from other companies in our industry.

Adjusted Earnings is a supplemental metric used by management to evaluate our Company’s underlying key drivers and operating performance of the business. Adjusted Earnings is defined as income (loss) before income taxes plus certain depreciation and amortization costs related to the increased basis in assets (including servicing rights and sub-servicing contracts) acquired within business combination transactions (or step-up depreciation and amortization), transaction and integration costs, share-based compensation expense, non-cash interest expense, the net impact of the Non-Residual Trusts, fair value to cash adjustments for reverse loans, and certain other cash and non-cash adjustments, primarily including severance expense and certain other non-recurring start-up costs. Adjusted Earnings excludes unrealized changes in fair value of MSRs that are based on projections of expected future cash flows and prepayments. Adjusted Earnings includes both cash and non-cash gains from forward mortgage origination activities. Non-cash gains are net of non-cash charges or reserves provided. Adjusted Earnings includes cash generated from reverse mortgage origination activities. Adjusted Earnings may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors with a supplemental means of evaluating our operating performance.

Adjusted EBITDA eliminates the effects of financing, income taxes and depreciation and amortization. Adjusted EBITDA is defined as income (loss) before income taxes, depreciation and amortization, interest expense on corporate debt, transaction and integration related costs, the net impact of the Non-Residual Trusts and certain other cash and non-cash adjustments primarily including severance expense, the net provision for the repurchase of loans sold and certain other non-recurring start-up costs. Adjusted EBITDA includes both cash and non-cash gains from forward mortgage origination activities. Adjusted EBITDA excludes the impact of fair value option accounting on certain assets and liabilities and includes cash generated from reverse mortgage origination activities. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a supplemental means of evaluating our operating performance.

Adjusted Earnings and Adjusted EBITDA should not be considered as alternatives to (1) net income (loss) or any other performance measures determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Adjusted Earnings and Adjusted EBITDA have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations are:

•	Adjusted Earnings and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures or contractual commitments;

•	Adjusted Earnings and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Earnings and Adjusted EBITDA do not reflect certain tax payments that may represent reductions in cash available to us;

•	Adjusted Earnings and Adjusted EBITDA do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	Adjusted Earnings and Adjusted EBITDA do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our corporate debt, although they do reflect interest expense associated with our master repurchase agreements, mortgage-backed debt, and HMBS related obligations;

•	Adjusted Earnings and Adjusted EBITDA do not reflect non-cash compensation which is and will remain a key element of our overall long-term incentive compensation package; and

•	Adjusted Earnings and Adjusted EBITDA do not reflect the change in fair value of servicing rights due to changes in valuation inputs or other assumptions.

Because of these limitations, Adjusted Earnings and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Earnings and Adjusted EBITDA only as supplements. Users of our financial statements are cautioned not to place undue reliance on Adjusted Earnings and Adjusted EBITDA.